Exhibit 21.1

Subsidiaries of Registrant

Entity Name	Jurisdiction of Organization	% Ownership
LTX (Deutschland) GmBH	Germany	100
LTX-Credence France S.A.	France	100
LTX (Italia) S.r.l	Italy	100
LTX Asia International, Inc.	Delaware	100
Wholly owned subsidiary:
LTX (Shanghai) Co., Ltd.	China	100
LTX Credence SDN. BHD.	Malaysia	100
LTX LLC	Delaware	100
Credence Capital Corporation	California	100
Credence GmbH	Germany	100
Credence International Limited, Inc.	Delaware	100
Wholly owned subsidiary:
Credence Systems Korea Ltd.	South Korea	100
Credence International Ltd.	British Virgin Islands	100
Wholly owned subsidiaries:
Credence Malta Limited	Malta	100
LTX-Credence Singapore Pte Ltd.	Singapore	100
Credence Systems Ireland Ltd.	Rep. of Ireland	100
NPTest de Costa Rica SA.	Costa Rica	100
NPTest (Philippines) Inc.	Philippines	100
NPTest UK Ltd.	United Kingdom	100
Credence Systems KK	Japan	100
Credence Semiconductor Test System (Shanghai) Co., Ltd	China	100
Credence Systems (M) Sdn BhD	Malaysia	100
Credence Systems (P), Inc.	Philippines	100
Credence Systems (UK) Limited	United Kingdom	100
Credence Italia Srl	Italy	100
LTX-Credence Armenia L.L.C.	Republic of Armenia	100